Exhibit 99.1

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407 Contact: Amanda H. Butler (201) 791-7600
for release: May 24, 2012

SEALED AIR ANNOUNCES NEW CFO

            ELMWOOD PARK, N.J., Thursday, May 24, 2012 – Sealed Air Corporation (NYSE: SEE) is pleased to announce the appointment of Carol P. Lowe as Senior Vice President and Chief Financial Officer, effective on June 18, 2012. Ms. Lowe is currently the President of Carlisle FoodService Products, a subsidiary of Carlisle Companies Incorporated, a global diversified manufacturing company.

            Ms. Lowe has worked for Carlisle Companies Inc., a Fortune 1000 company, for over ten years in a number of leadership positions including President of two business units, Vice President and Chief Financial Officer, and Treasurer.  Prior to joining Carlisle, Ms. Lowe served in various accounting and treasury positions at National Gypsum Company and she began her career in public accounting at Ernst & Young. Ms. Lowe has over twenty years of experience as a senior financial executive with experience in all financial and internal control activities, including financial planning and reporting, accounting, internal audit, investor relations, tax, treasury and risk management. Ms. Lowe is also a Certified Public Accountant and serves on the Board of Directors of Cytec Industries Incorporated.

            Ms. Lowe earned an MBA from Duke University and a Bachelor of Science in Accounting from the University of North Carolina at Charlotte.

            William V. Hickey, President and Chief Executive Officer, commented, “We are delighted that Carol is joining our executive management team at Sealed Air.  She brings an excellent combination of general management and financial management experience to Sealed Air.  She has also successfully led finance and treasury functions and has shown a solid track record of cash management.  These strengths, as well as her recent experience in the food service sector, make her an ideal fit for our new organization.”

            Mr. Hickey added, “I would personally like to thank Tod Christie, our Treasurer, for his excellent performance while serving as interim CFO and for his commitment and dedication in filling the additional responsibilities during this period.  In June, Tod will resume his full-time role as Treasurer of Sealed Air Corporation and continue to be a valuable member of our management team.”

Business

            Sealed Air is a global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and Diversey™ brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. On a pro forma basis, Sealed Air generated revenue of $8.1 billion in 2011, and has approximately 26,300 employees who serve customers in 175 countries. To learn more, visit www.sealedair.com.